Exhibit 99.1

Dream Finders Announces First Quarter 2025 Results
First Quarter Homebuilding Revenues Increased 18%
Home Closings Up 16%; Homebuilding Gross Margin Up 140 bps to 19.2%
Return on Participating Equity of 28.5%
Jacksonville, FL. — May 6, 2025 — Dream Finders Homes, Inc. (the “Company”, “Dream Finders Homes”, “Dream Finders” or “DFH”) (NYSE: DFH) announced its financial results for the first quarter ended March 31, 2025.
First Quarter 2025 Highlights (As Compared to First Quarter 2024)
•Homebuilding revenues increased 18% to $970 million from $825 million
•Home closings increased 16% to 1,925 from 1,655
•Net new orders increased 18% to 2,032 from 1,724
•Homebuilding gross margin of 19.2% compared to 17.8%
•Adjusted homebuilding gross margin (non-GAAP) of 27.8% compared to 26.3%
•Pre-tax income remained consistent at $71 million
•Net income attributable to DFH of $55 million, or $0.55 per basic share compared to $54 million, or $0.55 per basic share
•Financial services pre-tax income increased 29% to $7 million from $5 million
•Controlled lot pipeline of 60,538 as of March 31, 2025 compared to 54,698 as of December 31, 2024
•Total liquidity of $677 million as of March 31, 2025, comprised of cash and cash equivalents and availability under the revolving credit facility
•Return on participating equity of 28.5% compared to 34.9%
•Repurchased 284,564 Class A common shares for $7 million during the three months ended March 31, 2025

Management Commentary

Patrick Zalupski, Dream Finders Homes Chairman and CEO, said, “During the first quarter of 2025, Dream Finders achieved another quarter of positive results, with homebuilding revenues of $970 million, an 18% increase over the prior year quarter and another first quarter Company record. We also increased home closings and net sales by 16% and 18%, respectively, and improved gross margin by 140 bps compared to the year ago quarter. All-in-all, given the continued challenging environment from a mortgage rate and affordability perspective, I am pleased with the performance of the team and our results.

Adding to the productive quarter, we closed the Liberty Communities and Cherry Creek Mortgage acquisitions during the quarter, and Alliant National Title and Green River Builders subsequent to quarter end, for a total of ten acquisitions in six years. Liberty provides us a great opportunity to expand into the Atlanta market, which is the largest housing market in the Southeast and the only major Southeastern market where DFH was lacking a presence. We decided more is better when it comes to the Atlanta market and yesterday we announced the closing of Green River Builders. This strategic acquisition will help bolster and accelerate our growth in the Atlanta market. We are confident all of these transactions will provide significant growth opportunities in our homebuilding and financial services segments, allowing us to continue to grow our earnings and deliver above-average shareholder returns. We reiterate our 2025 full year guidance of approximately 9,250 expected home closings.”

Acquisition of Liberty Communities

On January 23, 2025, the Company acquired the majority of the homebuilding assets of Liberty Communities, LLC (“Liberty Communities”). The acquisition allowed the Company to enter the Atlanta, Georgia market and further expand its operations in Greenville, South Carolina. The operations of Liberty Communities are predominantly included in the Southeast segment as of the date of acquisition.
First Quarter 2025 Results

Homebuilding revenues in the first quarter of 2025 increased 18% to $970 million, compared to $825 million in the first quarter of 2024. Home closings increased 16% to 1,925, compared to 1,655 in the first quarter of 2024. Average sales price (“ASP”) of homes closed for the first quarter of 2025 was $498,284, an increase of 1% compared to the prior year quarter ASP of $494,995. The growth in homebuilding revenues was primarily due to the increase in home closings, largely attributable to the Midwest segment, which had an increase of 131 closings compared to the first quarter of 2024, with the highest ASP among the homebuilding segments at $580,221. The Company’s latest acquisition, Liberty Communities in January 2025, contributed 107 closings to the first quarter of 2025 with an ASP of $358,314, 90 of which were included in the Southeast segment, which had a total increase in home closings of 109. The increased use of sales incentives during the first quarter of 2025 had a partially offsetting impact on the homebuilding revenue growth.

Homebuilding gross margin percentage in the first quarter of 2025 was 19.2%, an increase of 140 basis points (“bps”), compared to 17.8% in the first quarter of 2024. The increase in homebuilding gross margin percentage for the first quarter of 2025 was mostly the result of changes in product mix and direct cost reductions, partially offset by higher land and financing costs. In addition, amortization of purchase accounting adjustments associated with home closings contributed from the Liberty Communities acquisition negatively impacted the first quarter of 2025 gross margin percentage by approximately 19 bps. Purchase accounting amortization is a temporary cost that will conclude in conjunction with closing the remaining homes in inventory acquired from Liberty Communities.

Adjusted homebuilding gross margin in the first quarter of 2025 was 27.8%, an increase of 150 bps from the first quarter 2024 adjusted homebuilding gross margin of 26.3%. Adjusted homebuilding gross margin is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” below.

Selling, general and administrative expense (“SG&A”) in the first quarter of 2025 increased 46% to $117 million, compared to $80 million in the first quarter of 2024. The increase was primarily attributable to the costs of the forward mortgage commitment programs, which allow homebuyers to lock in their mortgage interest rates at the time of sale, as well as higher compensation costs, including a one-time stock acceleration expense of approximately $4 million. SG&A as a percentage of homebuilding revenues in the first quarter of 2025 increased 230 bps to 12.0%, compared to 9.7% in the first quarter of 2024. Although the SG&A percentage of homebuilding revenues increased in the current quarter, this metric should mostly normalize for the year if anticipated quarterly closing volumes materialize.

Consolidated net income attributable to DFH in the first quarter of 2025 was $55 million, or $0.55 per basic share, remaining mostly consistent with $54 million, or $0.55 per basic share in the first quarter of 2024.

Net new orders in the first quarter of 2025 were 2,032, an increase of 18% compared to 1,724 net new orders for the first quarter of 2024. The cancellation rate in the first quarter of 2025 was 11.7%, an improvement of 930 bps compared with the first quarter of 2024 cancellation rate of 21.0%. In the first quarter of 2024, the Company had one built-for-rent contract of 229 units that was terminated based on a strategic decision to convert the controlled lots into future retail sales. Excluding the impact of all built-for-rent activity, net new orders for the first quarter of 2025 increased 10% and the cancellation rate, despite the increase of 190 bps over the prior year quarter, marks one of the lowest in the Company’s history. The Company believes the 10% increase in net new orders and low cancellation rate is reflective of its successful sales incentives and availability of quick, move-in-ready homes in its communities.

First Quarter 2025 Backlog
As of March 31, 2025, DFH had a backlog of 2,802 homes, valued at $1.4 billion, compared to the backlog of 2,599 homes, valued at $1.3 billion as of December 31, 2024. As of March 31, 2025, the ASP in backlog was $494,987 compared to $501,910 as of December 31, 2024. As of March 31, 2025, approximately 2,432 of the homes in backlog are expected to be delivered in 2025 and 370 of homes are expected to be delivered in 2026 and beyond.

The following table shows the backlog units and ASP as of March 31, 2025 by homebuilding segment:

	As of March 31, 2025 (unaudited)
Backlog:	Units	Average Sales Price
Southeast	1,230	$429,818
Mid-Atlantic	718	444,643
Midwest	854	623,088
Total	2,802	$494,987

Subsequent Events
Alliant Title
On April 18, 2025, the Company acquired Colorado-based title insurance underwriter, Alliant National Title Insurance Company, Inc. and a related affiliate (collectively, “Alliant National Title” or “Alliant Title”). The operations of Alliant Title will be included in the Financial Services segment as of the date of acquisition.
Green River Builders
On May 2, 2025, the Company acquired the majority of the homebuilding assets of Green River Builders, Inc. (“Green River Builders”) allowing us to further expand our operations in the Atlanta, Georgia market. Assets acquired include approximately 140 lots and home sites in different stages of construction. Additionally, the Company expects to control over 520 lots as a result of the transaction. The operations of Green River Builders will be included in the Southeast segment as of the date of acquisition.
Full Year 2025 Outlook

Dream Finders Homes maintains its guidance of approximately 9,250 home closings for the full year 2025, inclusive of those from the Liberty Communities acquisition.

About Dream Finders Homes, Inc.

Dream Finders Homes (NYSE: DFH) is a homebuilder based in Jacksonville, Florida. Dream Finders Homes builds single-family homes throughout the Southeast, Mid-Atlantic and Midwest, including Florida, Texas, Tennessee, North Carolina, South Carolina, Georgia, Colorado, Arizona, and the Washington, D.C. metropolitan area, which comprises Northern Virginia and Maryland. Through its wholly owned subsidiaries, DFH also provides mortgage financing as well as title agency and underwriting services to homebuyers. Dream Finders Homes achieves its industry-leading growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding future events which include, but are not limited to, projected 2025 home closings and market conditions, possible or assumed future results of operations, benefits of recent acquisitions and statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2024 and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement, except as may be required by applicable law.

Dream Finders Homes, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	March 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$297,468	$274,384
Restricted cash	50,633	65,441
Accounts receivable	30,953	34,126
Inventories	1,852,660	1,715,357
Lot deposits	517,719	458,303
Other assets	141,725	122,391
Investments in unconsolidated entities	12,119	11,454
Mortgage loans held for sale	189,442	303,393
Property and equipment, net	28,168	26,317
Right-of-use assets	21,114	17,172
Goodwill	345,991	300,313
Total assets	$3,487,992	$3,328,651

Liabilities
Accounts payable	$142,682	$147,143
Accrued expenses	202,971	263,317
Customer deposits	103,325	125,601
Construction lines of credit	999,599	701,386
Senior unsecured notes, net	295,386	295,049
Mortgage warehouse facilities	181,457	289,617
Lease liabilities	22,074	18,148
Contingent consideration	69,130	68,030
Total liabilities	2,016,624	1,908,291

Mezzanine Equity
Redeemable preferred stock	148,500	148,500
Redeemable noncontrolling interests	29,019	21,451
Equity
Class A common stock, $0.01 per share, 289,000,000 authorized, 36,586,161 and 36,002,077 issued as of March 31, 2025 and December 31, 2024, respectively	365	360
Class B common stock, $0.01 per share, 61,000,000 authorized, 57,726,153 issued as of March 31, 2025 and December 31, 2024	577	577
Additional paid-in capital	284,161	281,559
Retained earnings	1,021,781	970,253
Treasury stock, at cost, 575,793 shares of Class A common stock as of March 31, 2025 and 291,229 shares of Class A common stock as of December 31, 2024	(14,790)	(7,827)
Total Dream Finders Homes, Inc. stockholders’ equity	1,292,094	1,244,922
Noncontrolling interests	1,755	5,487
Total equity	1,293,849	1,250,409
Total liabilities, mezzanine equity and equity	$3,487,992	$3,328,651

Dream Finders Homes, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except share and per share amounts)

	Three Months Ended March 31, (unaudited)
	2025	2024
Revenues:
Homebuilding	$970,108	$825,221
Financial services	19,763	2,579
Total revenues	989,871	827,800
Homebuilding cost of sales	783,536	678,640
Financial services expense	12,866	1,684
Selling, general and administrative expense	116,694	80,109
Income from unconsolidated entities	(180)	(4,903)
Contingent consideration revaluation	1,100	3,207
Other expense (income), net	4,690	(1,761)
Income before taxes	71,165	70,824
Income tax expense	(16,155)	(15,141)
Net and comprehensive income	55,010	55,683
Net and comprehensive income attributable to noncontrolling interests	(107)	(1,189)
Net and comprehensive income attributable to Dream Finders Homes, Inc.	$54,903	$54,494

Earnings per share
Basic	$0.55	$0.55
Diluted	$0.54	$0.55
Weighted-average number of shares
Basic	93,550,316	93,325,838
Diluted	101,360,214	99,935,524

Dream Finders Homes, Inc.
Other Financial and Operating Data
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Other Financial and Operating Data
Home closings	1,925	1,655
Average sales price of homes closed(1)	$498,284	$494,995
Net new orders	2,032	1,724
Cancellation rate	11.7%	21.0%
Homebuilding gross margin (in thousands)(2)	$186,572	$146,581
Homebuilding gross margin %(3)	19.2%	17.8%
Adjusted homebuilding gross margin (in thousands)(4)	$270,100	$217,213
Adjusted homebuilding gross margin %(3)(4)	27.8%	26.3%
Active communities as of period end(5)	258	232
Backlog as of period end - units	2,802	4,524
Backlog as of period end - value (in thousands)	$1,386,954	$2,321,889
Net homebuilding debt to net capitalization(4)	40.4%	39.9%
Return on participating equity(6)	28.5%	34.9%
(1)Average sales price of homes closed is calculated based on homebuilding revenues, adjusted for the impact of percentage of completion revenues, and excluding deposit forfeitures and land sales, over homes closed.
(2)Homebuilding gross margin is homebuilding revenues less homebuilding cost of sales.
(3)Calculated as a percentage of homebuilding revenues.
(4)Adjusted homebuilding gross margin and net homebuilding debt to net capitalization are non-GAAP financial measures. For definitions of these non-GAAP financial measures and reconciliations to our most directly comparable financial measures calculated and presented in accordance with GAAP, see “Reconciliation of Non-GAAP Financial Measures” below.
(5)A community becomes active once the model is completed or the community has its fifth net sale. A community becomes inactive when it has fewer than five homesites remaining to sell.
(6)Return on participating equity is calculated as net income attributable to DFH, less redeemable preferred stock distributions, divided by average beginning and ending total Dream Finders Homes, Inc. stockholders’ equity (“participating equity”) for the trailing twelve months.

	Three Months Ended March 31,
	2025 (unaudited)		2024 (unaudited)
Home Closings:	Units	Average Sales Price	Units	Average Sales Price
Southeast	687	$445,901	578	$473,608
Mid-Atlantic	521	454,581	491	425,452
Midwest	717	580,221	586	574,359
Total	1,925	$498,284	1,655	$494,995

Reconciliation of Non-GAAP Financial Measures

Management utilizes specific non-GAAP financial measures as supplementary tools to evaluate operating performance. These include adjusted homebuilding gross margin and net homebuilding debt to net capitalization. Other companies may not calculate non-GAAP financial measures in the same manner that we do. Accordingly, these non-GAAP financial measures should be considered only as a supplement to relevant GAAP information, as reconciled for each measure below. In the future, we may incorporate additional adjustments to these non-GAAP financial measures as we find them relevant and beneficial for both management and investors.

Adjusted Homebuilding Gross Margin

The following table presents a reconciliation of adjusted homebuilding gross margin to the GAAP financial measure of homebuilding gross margin for each of the periods indicated (unaudited and in thousands, except percentages):

	Three Months Ended March 31,
	2025	2024
Homebuilding gross margin(1)	$186,572	$146,581
Interest expense in homebuilding cost of sales(2)	41,805	30,742
Amortization in homebuilding cost of sales(3)	1,329	4,582
Commission expense	40,394	35,308
Adjusted homebuilding gross margin	$270,100	$217,213
Homebuilding gross margin %(4)	19.2%	17.8%
Adjusted homebuilding gross margin %(4)	27.8%	26.3%
(1)Homebuilding gross margin is homebuilding revenues less homebuilding cost of sales.
(2)Includes interest charged to homebuilding cost of sales related to our construction lines of credit and senior unsecured notes, net, as well as lot option fees.
(3)Represents amortization of purchase accounting adjustments from our acquisitions.
(4)Calculated as a percentage of homebuilding revenues.

We define adjusted homebuilding gross margin as homebuilding gross margin excluding the effects of capitalized interest, lot option fees, amortization included in homebuilding cost of sales (adjustments resulting from the application of purchase accounting in connection with acquisitions) and commission expense. Our management believes this information is meaningful because it isolates the impact that these excluded items have on homebuilding gross margin. We include internal and external commission expense in homebuilding cost of sales, not selling, general and administrative expense, and therefore commission expense is taken into account in homebuilding gross margin.

As a result, in order to provide a meaningful comparison to the public company homebuilders that include commission expense below the homebuilding gross margin line in selling, general and administrative expense, we have excluded commission expense from adjusted homebuilding gross margin. However, because adjusted homebuilding gross margin information excludes capitalized interest, lot option fees, purchase accounting amortization and commission expense, which have real economic effects and could impact our results of operations, the utility of adjusted homebuilding gross margin information as a measure of our operating performance may be limited.

Net Homebuilding Debt to Net Capitalization

The following table presents a reconciliation of net homebuilding debt to net capitalization to the GAAP financial measure of total debt to total capitalization for each of the periods indicated (unaudited and in thousands, except percentages):

	As of March 31,
	2025	2024
Total debt	$1,476,442	$1,004,531
Total mezzanine equity	177,519	177,033
Total equity	1,293,849	974,002
Total capitalization	$2,947,810	$2,155,566
Total debt to total capitalization	50.1%	46.6%

Total debt	$1,476,442	$1,004,531
Less: Mortgage warehouse facilities	181,457	—
Less: Cash and cash equivalents	297,468	239,428
Net homebuilding debt	$997,517	$765,103
Total mezzanine equity	177,519	177,033
Total equity	1,293,849	974,002
Net capitalization	$2,468,885	$1,916,138
Net homebuilding debt to net capitalization	40.4%	39.9%

We define net homebuilding debt to net capitalization as the sum of construction lines of credit and senior unsecured notes, net less cash and cash equivalents (“net homebuilding debt”), divided by the sum of net homebuilding debt, total mezzanine equity and total equity (“net capitalization”). Net homebuilding debt excludes borrowings under our mortgage warehouse facilities. Management believes the net homebuilding debt to net capitalization is meaningful as it is used to assess our consolidated performance and the performance of our homebuilding segments, as well as to establish targets for performance-based compensation. We also use this ratio as a measure of overall leverage.

Contacts:

Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com